NEWS RELEASE	Exhibit 99.1
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ENTERS INTO NEW 5-YEAR EMPLOYMENT AGREEMENTS
WITH CHAIRMAN AND PRESIDENT & CEO
     (LA JOLLA, CALIFORNIA)—September 23, 2005 —PICO Holdings, Inc. (NASDAQ: PICO) announced today that its Compensation Committee has approved new 5-year employment agreements with the Company’s Chairman, Ron Langley, and President & CEO, John Hart. The new agreements will take effect on January 1, 2006, when the existing 4-year agreements expire.
     John Weil, Chairman of PICO’s Compensation Committee, commented:
     “The PICO Board is pleased to have entered into new employment agreements with Ron Langley and John Hart, providing continuity of leadership and our business model for the Company over the next five years. It is almost twelve years since Messrs Langley and Hart became involved with PICO, restructuring and redirecting the Company’s operations. Over this period, PICO’s stock price has increased from $3.25 per share to the current level of approximately $33.50, PICO’s market capitalization has increased from $15 million to $445 million, and book value per share has grown from $5.83 per share to $22.31 as of June 30, 2005.”
     The Compensation Committee retained the services of an independent consulting firm, specializing in compensation for executive officers of financial institutions. The independent consultant also reviewed the Company’s cash incentive award program and stock appreciation rights (“SAR”) program and recommended several changes in light of new accounting pronouncements concerning stock-based compensation and recent developments in the law relating to executive compensation, both of which have changed significantly since these programs were first introduced.
     The Compensation Committee has accepted the recommendation of the independent consultant, who based his analysis on peer group companies, and approved three components to the compensation of the Chairman and President & CEO:
1.	an increase in base salary from the current level of $932,000 to $1,075,000, subject to an annual cost-of-living adjustment at the discretion of the Compensation Committee;

2.	continuation of the cash incentive award program tied to growth in PICO’s book value per share each year. If PICO’s book value per share increases during the year at a rate greater than 80% of the 5-year average annual total return on the S&P 500 index, a cash incentive award will be paid equal to 5% of the aggregate increase in PICO’s book value per share over that year, based on the number of shares outstanding at the start of the year. The formula in the new employment agreements excludes 87.5% of the impact of SAR expense (benefit) on book value per share, and the Compensation Committee has also decided to make this exclusion for any incentive award paid in 2006 in respect of performance during 2005; and

3.	an amendment of the existing PICO Holdings, Inc. Stock Appreciation Rights (“SAR”) program which, in effect, freezes and monetizes the SAR participants’ value, and the introduction of a new stock-based SAR program, to be submitted for shareholder approval. Under the proposed new plan, when a SAR is exercised, new shares of stock will be issued to satisfy the “in the money” amount, net of taxes. It is anticipated that a stock-based SAR program will result in less volatility in the Company’s financial statements than the previous cash-based SAR program, when new pronouncements concerning the accounting for stock-based compensation take effect.

Pursuant to the amendment of the existing SAR program, the Compensation Committee approved the conversion of all outstanding SAR on September 21, 2005, which resulted in the payment of approximately $39.4 million, of which substantially all will be deferred and paid out in a similar fashion as the Company’s 2004 Deferred Compensation Plan.
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PICO Holdings, Inc.
September 23, 2005

     Prior to the date of amendment of the SAR Program, all of the SARs were fully vested, and at June 30, 2005, the Company had accrued $33 million for the SAR liability. The balance $6.4 million will be recorded in the Company’s financial statements in the quarter ending September 30, 2005 and represents the movement in the PICO share price between the date of amendment of the SAR program and June 30, 2005.
     John Weil further commented:
     “The cash settled SAR rewards the Company’s executive management for the substantial shareholder value which has been built since 1993. From the Company’s perspective, this was an opportune time to accept the independent consultant’s recommendation to amend the cash-based SAR program and to migrate to a stock based SAR program.”
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, forward-looking statements include, but are not limited to, statements regarding the continuity of the Company’s leadership and business model in the next five years. Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and circumstances. As a result, actual results may differ materially from the forward-looking statements contained here. Although we aim to promptly disclose any new development which will have a material effect on PICO, we expressly disclaim any obligation to update or alter our forward-looking statements whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements because they are subject to various risks and uncertainties (including those listed under “Risk Factors” and elsewhere in our SEC filings) which could cause actual results to differ materially from such forward-looking statements or from our past results.
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CONTACT:	Max Webb	CFO	(858) 456-6022 ext. 216